SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 14, 2014
Date of report (Date of earliest event reported)

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BIOLIFE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18710	94-3076866
(State or Other Juris- diction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

 3303 Monte Villa Parkway, Bothell, WA 98021
(Address of principal executive offices, including zip code)

(425) 402-1400
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.    DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On April 14, 2014, BioLife Solutions, Inc. (the “Company”) announced that effective immediately, Joseph Annicchiarico has been promoted to Chief Operating Officer by the Board of Directors.

Mr. Annicchiarico, age 39, had most recently served as Vice President, Manufacturing since September 2012 and as Director of Manufacturing from December 2011 through August 2012. Prior to joining the Company, Mr. Annicchiarico served in various roles at Mediquest Therapeudics, Inc., from May 2005 through September 2011, including Scientist, Formulation Manager, and most recently, as Director of Manufacturing and Clinical Supplies. From January 2004 through September 2005, Mr. Annicchiarico worked in specialty chemical sales at Drummond American and prior to that, he spent four years as a formulation development Chemist.

The Company intends to amend its existing employment agreement with Mr. Annicchiarico, which agreement will be filed with the SEC when available.  Mr. Annicchiarico will receive an annual base salary of $220,000.  In connection with the promotion, Mr. Annicchiarico was granted 35,000 options to purchase common shares of the Company at an exercise price of $3.77 per share pursuant to the Company’s 2013 Stock Incentive Plan.  8,750 of the options vest on April 14, 2015; thereafter, 729 options vest on the 14th of each month for the next 35 months, with 735 options vesting on April 14, 2018.  The options will expire on April 14, 2024.

There is no arrangement or understanding between Mr. Annicchiarico and any other persons pursuant to which he was selected as an officer. Mr. Annicchiarico has no family relationship with any director or executive officer of the Company, and has not been involved in any related person transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLIFE SOLUTIONS, INC.

Date: April 16, 2014	By:	/s/ Daphne Taylor
Daphne Taylor Chief Financial Officer